Exhibit 99.1
The Wilber Corporation Announces
Third Quarter 2007 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:	October 29, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, October 29, 2007 – The Wilber Corporation (“Company”), parent Company of Wilber National Bank (“Bank”) and Provantage Funding Corporation (“Provantage”), today reported net income of $1.991 million and earnings per share of $0.19 for the three-month period ended September 30, 2007.  By comparison, the Company's net income and earnings per share for the three-month period ended September 30, 2006 were $1.644 million and $0.15, respectively.  This represents a 21.1% increase in net income and a 26.7% increase in earnings per share.  The Company's return on average assets and return on average equity for the third quarter of 2007 were 1.01% and 12.15%, respectively, as compared to 0.87% and 10.78%, respectively, for the same period in 2006.  Operating results improved due principally to a decrease in the provision for loan losses and an increase in non-interest income.

For the three-month period ended September 30, 2007, the provision for loan losses was $150 thousand as compared to $420 thousand for the same period in 2006.  Additionally, non-interest income for the three-month period ended September 30, 2007 was $1.568 million as compared to $1.375 million for the same period in 2006.  This net improvement in non-interest income of $193 thousand, or 14.0%, was principally caused by an increase in trust fees, service charges on deposit accounts, commission income and net gain on sale of loans, between comparable three month periods.

Operating results also improved for the nine-month period ended September 30, 2007, as compared to the nine-month period ended September 30, 2006.  The Company earned $6.347 million or $0.60 per share during the first nine months of 2007, as compared to $4.951 million or $0.45 per share for the comparable period in 2006.  This represents a $1.396 million or 28.2% increase in net income and a $0.15 per share or 33.3% increase in earnings per share.  As reported in the second quarter earnings and dividend release dated July 27, 2007, the operating results for the nine-month period ended September 30, 2007, as compared to the nine-month period ended September 30, 2006, were positively impacted by the following three distinct events (i) gain on life insurance due to the unfortunate death of a senior executive, (ii) flood-recovery grant income recognized in 2007 compared to flood expenses in 2006 for regional flooding and (iii) the recognition of a deferred gain on sale of a branch office building. The impact on net income from these events for the nine-month period in 2007 compared to the comparable period in 2006 was approximately $1.350 million.  Net interest income for the nine months ended September 30, 2007 was $18.392 million, as compared to $18.751 million for the comparable period last year, a $359 thousand or 1.9% decrease.

Net interest income was $6.251 million during the three months ended September 30, 2007, as compared to $6.243 million for the three months ended September 30, 2006, an $8 thousand or 0.1% increase. Between comparable three month periods, interest income and dividend income increased $802 thousand due principally to both an increase in the yield on loans and a $24.6 million increase in average loans outstanding. This improvement was generally offset by an increase in interest expense between the two periods due to higher funding costs. Douglas C. Gulotty, the Company's President and CEO, noted, “We enjoyed a full quarter’s benefit of strong growth in loans which occurred throughout the second quarter of this year, which permitted us to maintain net interest income despite the decline in spreads felt in the marketplace.”  The tax equivalent net interest margin for the three months ended September 30, 2007 was 3.67%, as compared to 3.83% for the three months ended September 30, 2006, a 16 basis point decrease.

The allowance for loan losses as of September 30, 2007 was $6.876 million, as compared to $6.524 million at September 30, 2006. Net charge-offs for the three-month period ended September 30, 2007 were $104 thousand, as compared to $137 thousand for the comparable period in 2006, a $33 thousand decrease.  For the nine-month period ended September 30, 2007, net charge-offs were $454 thousand as compared to $1.376 million for the nine-month period ended September 30, 2006, a $922 thousand or 67.0% decrease. This decrease was due primarily to a charge-off of $981 thousand from a single relationship in the first quarter of 2006.

Mr. Gulotty added, “Our lending team continues to reach outward to our borrowers to assess their needs and provide our full menu of financial services to aid in their success.  We’re committed to relationship building and regard this as an important tactic to further our growth and deliver on our strategic plan.”

In related news, the Company declared a quarterly dividend of $0.095 per share at its meeting. The dividend will be paid on November 28, 2007 to shareholders of record on November 13, 2007.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and two loan production offices located in Syracuse, New York and Clifton Park, New York. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and, mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties.  Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited		As of and for the three		As of and for the nine
		months ended September 30,		months ended September 30,
Condensed Income Statement		2007	2006	2007	2006
Net interest income		$6,251	$6,243	$18,392	$18,751
Provision for loan losses		150	420	650	1,260
Net interest income after provision for loan losses		6,101	5,823	17,742	17,491
Noninterest income		1,568	1,375	5,671	4,376
Noninterest expense		5,102	5,069	15,287	15,414
Income before taxes		2,567	2,129	8,126	6,453
Income taxes		576	485	1,779	1,502
Net income		$1,991	$1,644	$6,347	$4,951

Share and Per Share Data
Average common shares outstanding (in thousands)		10,538	10,579	10,559	10,895
Period-end common shares outstanding (in thousands)		10,504	10,569	10,504	10,569

Net income per share		$0.19	$0.15	$0.60	$0.45

Cash dividends declared		$0.095	$0.095	$0.285	$0.285

Book value per common share		$6.37	$5.96	$6.37	$5.96

Period-end Balances
Total Assets		$795,904	$758,762	$795,904	$758,762
Earning Assets		744,040	713,041	744,040	713,041
Loans, gross		433,911	404,465	433,911	404,465
Allowance for loan losses		6,876	6,524	6,876	6,524
Deposits		650,883	617,354	650,883	617,354
Shareholders’ equity		66,860	63,025	66,860	63,025

Average Balances
Total Assets		$778,972	$746,037	$768,960	$747,879
Earning Assets		737,418	704,850	728,140	706,220
Loans, gross		430,457	405, 904	419,326	402,307
Allowance for loan losses		6,884	6,368	6,777	6,301
Deposits		646,100	616,993	639,078	611,529
Shareholders’ equity		64,998	60,511	64,207	64,220

Key Ratios
Earnings:
Return on average assets		1.01%	0.87%	1.10%	0.89%
Return on average equity		12.15%	10.78%	13.22%	10.31%
Net interest margin (tax-equivalent)		3.67%	3.83%	3.66%	3.82%
Efficiency ratio (1)		61.02%	62.34%	59.61%	63.05%

Asset Quality
Net loan charge-offs to average loans, annualized		0.10%	0.13%	0.14%	0.46%
Allowance for loan losses to period-end loans		1.58%	1.61%	1.58%	1.61%
Allowance for loan losses to non-performing loans (2)		132%	308%	132%	308%
Non-performing loans to period-end loans		1.20%	0.52%	1.20%	0.52%
Non-performing assets to period-end loans and other real estate		1.25%	0.53%	1.25%	0.53%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2007	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	3rd Quarter	$12.00	$8.20	$0.095
2nd Quarter		$9.89	$8.85	$0.095
1st Quarter		$10.29	$9.17	$0.095

2006		High Trade	Low Trade	Dividend
4th Quarter		$10.25	$9.51	$0.095
3rd Quarter		$10.50	$9.85	$0.095
2nd Quarter		$11.35	$10.20	$0.095
1st Quarter		$10.85	$9.90	$0.095
(1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.